FOR IMMEDIATE RELEASE - FINAL
Contact:
Hanif Jamal
Chief Financial Officer
Tel: 303-845-3377
Email: investors@dothill.com

Jodi Bochert
Investor Relations
Tel: 303-845-3469
Email: investors@dothill.com

Dot Hill Systems Updates Guidance for First Quarter 2015

•	Non-GAAP Revenue projected to be above previous guidance range with expected year-over-year growth of around 23%.

•	Non-GAAP Vertical Markets revenue forecasted to grow around 60% relative to the first quarter of 2014.

•	Non-GAAP EPS expected to be in the upper half of previous guidance range representing growth of around 200% relative to the first quarter of 2014.

Longmont, CO - April 16, 2015 - Dot Hill Systems Corp. (NASDAQ:HILL), a leading provider of SAN storage solutions, announced it has updated its guidance for the first quarter of 2015. The Company now expects first quarter 2015 non-GAAP net revenue of between $60.0 and $60.5 million and non-GAAP EPS of around $0.06, compared to its March 5, 2015 guidance of $55 to $59 million and $0.04 to $0.07, respectively. This compares to first quarter 2014 non-GAAP revenue of $48.9 million and non-GAAP EPS of $0.02, and represents growth of around 23% and 200%, respectively, at the midpoints of the updated guidance ranges.

The Company also indicated that it is expecting first quarter 2015 non-GAAP revenue growth for its Vertical Markets business of around 60% and a decline in its first quarter 2015 Server OEM business non-GAAP revenue of around 8%, as compared to the first quarter of 2014.

The Company has not completed its first quarter 2015 financial review process and related assessments. The results and conclusions of these assessments could impact actual first quarter 2015 unaudited GAAP and non-GAAP financial results.

The Company stated that it planned to review its strategy, provide additional details of its projected first quarter 2015 financial results and update its target business model and financial outlook at its upcoming Analyst Day event in New York City on April 23, 2015. For further information, please contact investors@dothill.com.

Dot Hill's first quarter 2015 financial results conference call is scheduled to take place on Thursday, May 7, 2015 at 11:00 a.m. ET. Please join us for a live audio webcast at www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 877-303-3196 (U.S.) or 408-427-3864 (International) at least five minutes prior to the start of the call. A replay of the webcast is scheduled to be available for one week on the Dot Hill web site following the conference call. For a telephone replay, dial 855-859-2056 (U.S.) or 404-537-3406 (International) and enter conference ID# 25604625.

About Non-GAAP Financial Measures

The Company’s non-GAAP financial measures exclude the impact of stock-based compensation expense, legal settlements and associated expenses, intangible asset amortization, restructuring and severance charges, charges or credits for contingent consideration adjustments, charges for impairment of goodwill and other long-lived assets, specific and significant warranty claims arising from a supplier’s defective products, the impact of our discontinued AssuredUVS software business and the effects of foreign currency gains or losses. The non-GAAP financial measures include the recognition of revenues and directly related costs associated with long-term AssuredVRA software contracts, which were deferred and amortized in the Company’s GAAP financial statements. The Company used these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the Company’s financial results in accordance with GAAP.

About Dot Hill

Leveraging its proprietary Assured family of storage solutions, Dot Hill solves many of today’s most challenging storage problems - helping IT to improve performance, increase availability, simplify operations, and reduce costs. Dot Hill’s solutions combine breakthrough software with the industry’s most flexible and extensive hardware platform and automated management to deliver best-in-class solutions. Headquartered in Longmont, Colorado, Dot Hill has offices and/or representatives in China, Germany, India, Japan, Singapore, the United Kingdom, and the United States. For more information, visit www.dothill.com

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding Dot Hill’s projected financial results for the first quarter of 2015. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that actual financial results for the first quarter of 2015 may be different from the financial guidance provided in this press release; the risks associated with macroeconomic factors that are outside of Dot Hill’s control; the risk that projected future opportunities may never fully develop into ongoing business relationships and/or binding contractual agreements; the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; the risk that vertical markets’ sales may not ramp as expected; unforeseen product quality, technological, intellectual property, personnel or engineering issues and any costs that may result from such issues; and the additional risks set forth in Dot Hill’s most recent Form10-K filed with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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